Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan and Inducement Stock Option Awards (June 2022-July 2022) of Editas Medicine, Inc. of our reports dated February 22, 2023, with respect to the consolidated financial statements of Editas Medicine, Inc. and the effectiveness of internal control over financial reporting of Editas Medicine, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 22, 2023